UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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ARES CAPITAL CORPORATION

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Ares Capital Corporation

245 Park Avenue, 44th Floor

New York, NY 10167

Commencing on August 4, 2021, Ares Capital Corporation made the following communications to certain of its stockholders.

Title: ARCC – Requesting Your Support at Our Upcoming Special Meeting

Dear Stockholder:

I am writing to request your participation and support in Ares Capital Corporation’s (“ARCC”) Special Meeting of Stockholders on August 13th. Your vote is extremely important. If we do not receive your vote, we may have to adjourn and continue to request stockholder participation to reach a required quorum, which may come at additional expense to stockholders. We believe it is in your and other stockholders’ best interests to vote your shares.

Specific to the proposal, as detailed in the Proxy Statement provided below, ARCC has sought and received stockholder approval for similar proposals for each of the last 12 years. While ARCC has no immediate plans to issue any shares of its common stock below NAV, we are seeking stockholder approval now in order to provide flexibility if the Company desires in the future to issue shares of its common stock below NAV, which typically must be undertaken quickly. We believe it is noteworthy to point out that both ISS and Glass Lewis have recommended investors vote “FOR” this proposal. Additional information can be found within our Proxy Statement (link).

We thank you for your continued support of ARCC.